UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   TAYLOR, WILLIAM L.
   1501 NORTH HAMILTON STREET
   RICHMOND, VA  23230
   USA
2. Issuer Name and Ticker or Trading Symbol
   UNIVERSAL CORPORATION
   UVV
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/30/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT & CAO
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
COMMON STOCK                 |6/30/0|I   |429               |A  |           |62,708(1)          |D     |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |6/30/0|I   |970               |A  |           |2,764(2)           |I(3)  |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |----------         |      |                           |
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                             |      |    |                  |   |TOTAL      |65,472             |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
OPTIONS TO BUY COMMON ST|$29.375 |     |    |           |   |6/5/9|12/1/|COMMON STOCK|       |       |5,373       |D  |            |
OCK                     |        |     |    |           |   |7    |04   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$35.3125|     |    |           |   |12/15|12/1/|COMMON STOCK|       |       |12,778      |D  |            |
OCK                     |        |     |    |           |   |/98  |04   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$35.3125|     |    |           |   |12/15|12/4/|COMMON STOCK|       |       |7,030       |D  |            |
OCK                     |        |     |    |           |   |/98  |01   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$35.375 |     |    |           |   |12/6/|12/1/|COMMON STOCK|       |       |6,419       |D  |            |
OCK                     |        |     |    |           |   |97   |04   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$38.94  |     |    |           |   |6/15/|11/20|COMMON STOCK|       |       |55,000      |D  |            |
OCK                     |        |     |    |           |   |98   |/07  |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$40.1875|     |    |           |   |6/8/9|12/1/|COMMON STOCK|       |       |8,622       |D  |            |
OCK                     |        |     |    |           |   |8    |04   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$33.25  |     |    |           |   |6/15/|12/4/|COMMON STOCK|       |       |22,326      |D  |            |
OCK                     |        |     |    |           |   |99   |01   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$28.5625|     |    |           |   |12/15|12/4/|COMMON STOCK|       |       |6,531       |D  |            |
OCK                     |        |     |    |           |   |/99  |01   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$24.69  |     |    |           |   |6/15/|12/2/|COMMON STOCK|       |       |70,000      |D  |            |
OCK                     |        |     |    |           |   |00   |09   |(4)         |       |       |            |   |            |
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PHANTOM STOCK UNITS     |1 FOR 1 |(5)  |A   |73.104     |A  |(5)  |(5)  |COMMON STOCK|73.104 |(5)    |2,377.168   |D  |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)INCLUDES 429 SHARES THAT WERE PREVIOUSLY OWNED INDIRECTLY THROUGH THE STOCK PURCHASE PLAN
(2)INCLUDES 970 SHARES ACQUIRED FROM 7/1/99 THROUGH 6/30/00 IN THE STOCK PURCHASE PLAN
(3)SHARES HELD IN THE STOCK PURCHASE
PLAN
(4)SHARES ISSUED UNDER THE EXECUTIVE STOCK
PLAN
(5)THE PHANTOM STOCK UNITS WERE ACQUIRED UNDER THE UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED SUPPLEMENTAL STOCK
PURCHASE PLAN ON A PERIODIC
BASIS
 DURING THE FISCAL YEAR ENDED JUNE 30,2000. EACH PHANTOM STOCK UNIT WILL BE SETTLED IN CASH UPON THE EARLIER OF DEATH,
DISABILITY, RETIREMENT OR TERMINATION OF EMPLOYMENT. THE RANGE OF HIGH AND LOW MARKET PRICES FOR THE COMPANY'S COMMON
STOCK ON THE DATES THE PHANTOM UNITS WERE CREDITED IS $30.75 AND
$13.56.
SIGNATURE OF REPORTING PERSON
WILLIAM L. TAYLOR, SIGNATURE ON FILE, FILED ELECTRONICALLY
DATE
AUGUST 7, 2000